Exhibit 99.1

Accentia Biopharmaceuticals Announces Completion of Enrollment in Fast-Tracked

Pivotal Phase 3 Clinical Trial of SinuNase for Chronic Sinusitis

Company Projects Unblinded Data in Eighteen Weeks with Filing for

Approval in 2008

TAMPA, FL—(BUSINESS WIRE)—Accentia Biopharmaceuticals (NASDAQ: ABPI—News) has completed enrollment of the 300th patient in its Phase 3 clinical trial of SinuNase™ for the treatment of Chronic Sinusitis (CS). Accordingly, the company forecasts that the trial will be unblinded in approximately eighteen weeks and that top-line results will be publicly announced shortly thereafter.

Based on an interim blinded intent-to-treat analysis of the primary endpoint of complete resolution of the cardinal symptoms for the first approximately 147 patients to finish the trial, the Company believes that the trial at its conclusion will show a highly statistically significant outcome for SinuNase. There continues to be a strong positive correlation of symptom resolution and objective evidence of improvement by endoscopy and CT scan. The placebo control arm in the SinuNase study is essentially buffered water with a yellow dye, which has shown no antifungal activity in quantitative microbiologic tests. If no patients in the placebo control arm are achieving the primary endpoint of complete resolution of the cardinal symptoms, then the interim blinded results would infer that about 40% of SinuNase patients are reaching the primary endpoint, whereas only a 9% response rate would be needed to reach the required statistical threshold. Pursuant to Regulation Full Disclosure (Reg FD) the company will file on Oct 9, 2007 an 8-K containing its current investor presentation on SinuNase. This presentation will be used in investor meetings and in discussions with potential commercial partners. This presentation is also available at the Company’s website (www.accentia.net). The Company, nevertheless, cautions that these are blinded results and that, as in any double-blinded placebo controlled clinical trial, the statistical analysis of the unblinded data at the conclusion of the trial could be adversely influenced if there is a greater than anticipated placebo effect in the control arm of the study.

Pending the unblinding and complete analysis of the Phase 3 results, including secondary endpoints, the Company intends to file for early approval for SinuNase under subpart E during 2008 for refractory CS. Subpart E allows for accelerated, conditional approval of therapeutics for serious unmet clinical indications. The Company believes that SinuNase (amphotericin B 0.01% suspension) is an appropriate candidate to seek conditional approval because: there is no approved pharmaceutical for CS, which affects more than thirty million patients in the U.S.; over 500,000 sinus surgeries are done each year for uncontrolled CS; CS causes substantial impairment of the quality of life; CS causes most cases of acute bacterial sinusitis leading to substantial morbidity; and because of widespread unapproved use of extemporaneously compounded formulations of amphotercin B for CS. Such approval, if granted, would require the company to conduct the second confirmatory Phase 3 clinical trial in order to remain on the market and to seek unconditional approval.

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As previously announced, over 700 patients underwent comprehensive evaluations including CT scans during enrollment for the Phase 3 trial. Approximately 200 otherwise qualified CS patients were unable to enroll because their CT scans, while consistent with the diagnosis of CS, did not show the predetermined amount of mucosal thickening required for enrollment. Pending the results of the current Phase 3 trial, the company is considering reducing the CT threshold for inclusion in the second trial. Accordingly, the company believes that it will have pre-identified a pool of about 150-200 CS candidates for the second Phase 3 study. The company projects that it will have both trials completed, and the NDA for unconditional approval, submitted before the end of 2008. As a Fast Track therapeutic, Accentia qualifies for a rolling submission of its NDA to the Food and Drug Association (FDA), and will request an expedited review.

About Accentia Biopharmaceuticals

Accentia Biopharmaceuticals, Inc. and its subsidiaries (collectively referred to as the “Company” or “Accentia”) is a vertically integrated biopharmaceutical company focused on the development and commercialization of drug candidates that are in late-stage clinical development and typically are based on active pharmaceutical ingredients that have been previously approved by the FDA for other indications. Usually these drug candidates can access the accelerated 505(b)(2) regulatory approval pathway, which is generally less time-consuming and less expensive than the typical 505(b)(1) pathway that must be used for new chemical entities. The Company’s lead product candidate is SinuNase(TM), a novel application and formulation of a known therapeutic to treat chronic rhinosinusitis. SinuNase has been granted Fast Track status by the FDA and it is currently in a pivotal Phase 3 clinical trial. During this fiscal year, the Company also plans to file an Investigative New Drug (IND) for a pivotal Phase 3 clinical trial of Revimmune, to treat numerous autoimmune diseases with an initial indication targeting refractory relapsing-remitting Multiple Sclerosis. Revimmune is based on pulsed, ultra-high dosing of a well-known chemotherapeutic agent under a risk management program. Additionally, through an investment strategy, the Company has acquired the majority ownership interest in Biovest International, Inc. (“Biovest”), (BVTI.OB) and a royalty interest in Biovest’s lead drug candidate, BiovaxID(TM) and any other biologic products developed by Biovest. Biovest is currently conducting a pivotal Phase 3 clinical trial for BiovaxID which is a patient-specific anti-cancer vaccine focusing on the treatment of follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Fast Track status by the FDA. In addition to these product candidates, the Company has a specialty pharmaceutical business, which markets products focused on respiratory disease and an analytical consulting business that serves customers in the biopharmaceutical industry. For further information, visit the Company Web site at www.accentia.net.

Forward-Looking Statements

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Revimmune(TM) SinuNase(TM), BiovaxID(TM), AutovaxID(TM), SinuTest(TM) and any other statements relating to products, product candidates, product development programs the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Accentia to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary

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statement, and Accentia undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.

Contact:

Accentia Biopharmaceuticals, Inc., Tampa, FL

Susan Bonitz, PhD, 813-864-2554 - Extension: 277

sbonitz@accentia.net

or

The Investor Relations Group, New York

Investors:

Adam Holdsworth, 212-825-3210

or

Media:

Janet Vasquez, 212-825-3210

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